As filed with the Securities and Exchange Commission on
               May 21, 1998.
                               Registration No. 333-________





             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549
                     ___________________

                          FORM S-8
                   REGISTRATION STATEMENT
                            UNDER
                 THE SECURITIES ACT OF 1933
                     ___________________

                UNISOURCE ENERGY CORPORATION
   (Exact name of registrant as specified in its charter)
                     ___________________

     Arizona                                86-0786732
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)         Identification No.)

                    220 West Sixth Street
                   Tucson, Arizona  85701
                       ______________
          (Address of principal executive offices)
                     ___________________

                UNISOURCE ENERGY CORPORATION
      MANAGEMENT AND DIRECTORS DEFERRED COMPENSATION PLAN
                  (Full title of the plan)

             Dennis R. Nelson, General Counsel
                UniSource Energy Corporation
                    220 West Sixth Street
                   Tucson, Arizona  85701
                      _________________
           (Name and address of agent for service)
Telephone number, including area code, of agent for service:
(520) 571-4000
                     ___________________

              CALCULATION  OF REGISTRATION  FEE



                                  Proposed       Proposed
                                  maximum        maximum
Title of           Amount         offering       aggregate        Amount of
securities         to be          price          offering         registration
to be registered   registered     per unit       price            fee

Deferred           $3,000,000     100%(2)        $3,000,000(2)    $885(2)
Compensation
Obligations(1)


_________________

(1) The Deferred Compensation Obligations being registered are general unsecured obligations of UniSource Energy
    Corporation to pay deferred compensation in the future to participating members of a select group of directors, management or highly compensated employees in accordance with the terms of the UniSource Energy Corporation
    Management and Directors Deferred Compensation Plan (As
    Amended and Restated Effective January 1, 1998) (formerly the Tucson Electric Power Company Management and
    Directors Deferred Compensation Plan).

(2) Estimated solely for the purpose of determining the registration fee.

(3) Calculated pursuant to Rule 457(h).

   The Exhibit Index for this Registration Statement is at page S-4.


                           PART I

                 INFORMATION REQUIRED IN THE
                  SECTION 10(a) PROSPECTUS


       The documents containing the information specified in
Part I of Form S-8 (plan information and registrant information) will be sent or given to employees and directors as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                           PART II

                 INFORMATION REQUIRED IN THE
                   REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed with the Commission by UniSource Energy Corporation (the "Company") are incorporated herein by reference:

       (a)  Annual Report on Form 10-K filed with the
            Commission on March 3, 1998 for the Company's fiscal year ended December 31, 1997, as amended
            March 6, 1998;

       (b)  Quarterly Report on Form 10-Q filed with the
            Commission on May 13, 1998 for the Company's fiscal quarter ended March 31, 1998; and

       (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on December 23, 1997.

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.


ITEM 4.     DESCRIPTION OF SECURITIES

       The UniSource Energy Corporation Management and Directors Deferred Compensation Plan (As Amended and Restated Effective January 1, 1998) (the "Plan") provides a select group of management or highly compensated employees ("Eligible Employees") and non-employee directors ("Directors") of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation.
The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees and Directors ("Participants") in accordance with the terms of the Plan from the general assets of the Company or in shares of Company Common Stock (depending on the elections made by Participants) and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars or shares of Company Common Stock, depending on the elections made by Participants. The Common Stock issuable pursuant to the Plan was registered on a Form S-8 Registration Statement (No. 333-43769) filed with the Commission on January 6, 1998.

       Subject to certain limits set forth in the Plan, each Participant may elect to defer up to 100% of his or her salary or director's fees and/or up to 100% of his or her bonus, if any, payable with respect to a particular calendar year ("Plan Year"). Each Participant also elects to have his or her deferrals credited in the form of cash or "Deferred Shares." Deferred Shares are non-voting units of measurement that, for bookkeeping purposes only, are deemed to be equivalent to one outstanding share of the Company's Common Stock, without par value ("Common Stock").

       The Company maintains bookkeeping accounts to which Participants' deferrals are credited -- cash deferrals are credited to a Participant's "Deferral Account" and Deferred Shares are credited to a Participant's "Stock Account." A Participant is 100% vested in his or her Deferral Account and/or Stock Account at all times. A Participant's Deferral Account is credited on a monthly basis with salary and bonus deferrals and a deemed rate of earnings. A Participant's Stock Account is credited on a quarterly basis with a number of Deferred Shares equal to the total of the Participant's salary and bonus deferrals (which the Participant has elected to be credited in the form of Deferred Shares), divided by the fair market value of the Company's Common Stock as of the crediting date. A deemed rate of earnings is credited on deferred amounts to be credited as Deferred Shares until such time as such amounts are actually credited to the Participant's Stock Account. Stock Accounts are also credited on a quarterly basis with dividend equivalents (if any) in the form of additional Deferred Shares, which represent the amount of dividends paid on the number of shares of Common Stock represented by Deferred Shares credited to the Participant's Stock Account at the time of payment, divided by the fair market value of the Company's Common Stock as of the crediting date. Stock Accounts are subject to adjustment in the event of certain mergers, stock splits or other events affecting the Common Stock. A Participant may elect to have amounts credited to his or her Stock Account transferred to his or her Deferral Account in the form of cash, but Deferral Account balances may not be transferred to a Stock Account.

       If a Participant's employment or services with the Company or any of its subsidiaries terminate as a result of retirement or disability, the Deferred Compensation Obligations will be paid in substantially equal quarterly installments over fifteen years beginning on the Participant's Payment Eligibility Date, which is the date as soon as administratively feasible following the date the Participant terminates from employment or services with the Company or any of its subsidiaries. If a Participant timely elects, he or she may instead receive a lump sum payment and/or distribution, or receive the quarterly installments over a period of five or ten years. If a Participant's employment or services terminate for reasons other than retirement or disability, or if the total value of a Participant's accounts is less than $25,000, the Deferred Compensation Obligations will be paid and/or distributed in one lump sum. Deferral Accounts will be paid in the form of cash. Deferred Shares credited to a Participant's Stock Account will be paid in an equivalent whole number of shares of Common Stock. The Plan limits the number of shares of Common Stock that may be issued or delivered under the Plan. If a Participant reaches this limit, any shares above such limit will instead be paid in cash.

       No amount payable or deliverable under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

       The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants. A Participant may withdraw up to 90% of the value of his or her Plan accounts; however, the remaining 10% will be forfeited to the Company upon such a withdrawal, and the Participant will not be eligible to participate in the Plan for the remainder of that Plan Year and the following Plan Year. In addition, the Company reserves the right to amend or terminate the Plan at any time.

       The total amount of the Deferred Compensation
Obligations are not determinable because the amount will vary depending upon the level of participation by Eligible
Employees and Directors and the amounts of their salaries, bonuses or fees. The duration of the Plan is indefinite.

       The Deferred Compensation Obligations are not convertible into another security of the Company (subject to certain investment elections that a Participant may make to have amounts deemed to be invested, and eventually paid, in the form of Company Common Stock). The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.


ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

       The validity of the original issuance of Common Stock registered hereby is passed on for the Company by Dennis R.
Nelson. Mr. Nelson is the General Counsel of the Company and is compensated as an employee of the Company.


ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Arizona corporate law generally authorizes, on a non-exclusive basis, indemnification of officers and directors who have acted or failed to act, in good faith, in a manner believed to be in or not opposed to the best interest of the Company (with certain limitations in the case of actions by or in the right of the Company) and mandates such indemnification in the case of an officer or director who is successful on the merits or otherwise in defense of claims by reason of the fact or such status as an officer or director.

       Article SIXTH of the Amended and Restated Articles of
Incorporation of the Company provides, in part, as follows:

            (B) No director of the Company shall be
  personally liable to the Company or its shareholders for money damages for any action taken or any failure to take any action as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SIXTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

            (C) (1) The Company shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any individual who is or was a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any Proceeding (as hereinafter defined) because such individual is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all Liability (as hereinafter defined) incurred by such individual in connection with such Proceeding.

                As used in this paragraph (C) of Article
  SIXTH, (a) the term "Expenses" includes attorneys' fees and all other costs and expenses reasonably related to a Proceeding, (b) the term "Liability" means the obligation to pay a judgment, settlement, penalty or fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable Expenses incurred with respect to a Proceeding, and includes without limitation obligations and Expenses that have not yet been paid but that have been or may be incurred, and (c) the term "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including without limitation any action, suit or proceeding by or in the right of the Company and including, further, any appeal in connection with any such action, suit or proceeding.

                (2) The Company shall, to the maximum extent permitted by applicable law, pay any Expenses incurred by a director or officer of the Company in defending any such Proceeding in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such individual to repay such advances if it is ultimately determined that such individual did not meet any standard of conduct prescribed by applicable law and upon the satisfaction of such other conditions as may be imposed by applicable law.

                (3)  The Company by resolution of the Board
  of Directors, may extend the benefits of this paragraph (C) of Article SIXTH to employees and agents of the Company (each individual entitled to benefits under this paragraph
  (C) being hereinafter sometimes called an "Indemnified
  Person").

                (4) All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Company and each person who is an Indemnified Person at any time while this paragraph (C) is in effect any may be evidenced by a separate contract between the Company and each Indemnified Person; and such rights shall be effective in respect of all Proceedings commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

                (5)  The Company may purchase and maintain
  insurance on behalf of, or insure or cause to be insured, any individual who is an Indemnified Person against any Liability asserted against or incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Company would have the power to indemnify him against such liability under this Article. The Company's indemnity of any individual who is an Indemnified Person shall be reduced by any amounts such individual may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Company or (b) from any other entity or enterprise served by such individual.

                (6) The rights to indemnification and to the advancement of Expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

                (7)  The Board of Directors shall have the
  power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of Expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Company or in a resolution of the Board of Directors.


ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

       Not applicable.



ITEM 8.     EXHIBITS

       See the attached Exhibit Index on page S-3.


ITEM 9.     UNDERTAKINGS

  (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i)      To include any prospectus
            required by Section 10(a)(3) of the Securities
            Act;

                     (ii)      To reflect in the prospectus
            any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                     (iii)     To include any material
            information with respect to the plan of
            distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            Provided, however, that paragraphs (a)(1)(i) and
  (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new regis-tration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

       The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on the 8th day of May, 1998.

                     UNISOURCE ENERGY CORPORATION



                     By:  /s/ Charles E. Bayless
                          Charles E. Bayless

                     Its:      Chairman, President and Chief
                               Executive Officer



                      POWER OF ATTORNEY

       Each person whose signature appears below constitutes and appoints Charles E. Bayless and Dennis Nelson, or each of them individually, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


xx

SIGNATURE                TITLE                            DATE

/s/ Charles E. Bayless   Chairman, President and         May 8, 1998
Charles E. Bayless       Chief Executive Officer
                         (Principal Executive Officer)

/s/ Ira R. Adler         Senior Vice President and       May 8, 1998
Ira R. Adler             Chief Financial Officer
                         (Principal Financial Officer)

/s/ Karen G. Kissinger   Vice President and              May 8, 1998
Karen G. Kissinger       Controller

/s/ Elizabeth T. Bilby   Director                        May 8, 1998
Elizabeth T. Bilby

/s/ Jose L.Canchola      Director                        May 8, 1998
Jose L. Canchola

/s/ John L. Carter       Director                        May 8, 1998
John L. Carter

/s/ John A. Jeter        Director                        May 8, 1998
John A. Jeter

/s/ R.B. O'Rielly        Director                        May 8, 1998
R.B. (Buck) O'Rielly

/s/ Martha R. Seger      Director                        May 8, 1998
Martha R. Seger, Ph.D.

/s/ Donald G. Shropshire Director                        May 8, 1998
Donald G. Shropshire

/s/ H. Wilson Sundt      Director                        May 8, 1998
H. Wilson Sundt



                        EXHIBIT INDEX


Exhibit
Number           Description
4.          UniSource Energy Corporation Management
            and Directors Deferred Compensation Plan
            (As Amended and Restated Effective January 1, 1998).

5.          Opinion of Counsel (opinion re legality).

15.1 Price Waterhouse LLP letter re unaudited interim financial information.

15.2 Deloitte & Touche LLP letter re unaudited interim financial information.

23.1 Consent of Deloitte & Touche LLP (consent of independent auditors).

23.2        Consent of Counsel (included in Exhibit 5).

24.         Power of Attorney (included in this
            Registration Statement under "Signatures").